Exhibit 10.19

ENHANCED SEVERANCE ELIGIBILITY AGREEMENT

This Severance Agreement (“Agreement”) is made as of this 7 day of January, 2014 (the “Effective Date”) between SRA International, Inc. (“SRA”), a company with its principal place of business located in Fairfax, Virginia, and Tom Nixon (the “Employee”).

WITNESSETH:

WHEREAS, SRA believes it is in the best interests of SRA to ensure that it will have the continued dedication of the Employee and to encourage Employee’s full attention and dedication to SRA and ensure the compensation and benefits expectations of the Employee are satisfied and competitive with those of other companies; and

WHEREAS, the parties want to make available enhanced severance benefits to Employee should employment be terminated under certain circumstances;

NOW, THEREFORE, in consideration of the mutual promises and agreements of the parties hereto and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, it is agreed as follows:

1.	TERM: The “Term” of this Agreement shall commence on the Effective Date and shall expire on the second anniversary of the Effective Date; provided, however, that while this Agreement is in effect, beginning on the one year anniversary of the Effective Date (the “Annual Renewal Date”) the Term shall be automatically extended for an additional one (1) year unless at least three (3) months prior to the Annual Renewal Date, SRA gives written notice to the Employee that the Term shall not be extended. The Employee’s employment relationship will remain at-will, with either SRA or the Employee able to terminate the employment relationship at any time for any reason with or without notice.

2.	TERMINATION: The Employee’s employment with SRA may be terminated by either party as set forth below.

(a)	Termination for Cause by SRA: Termination of Employee’s employment by SRA based upon any of the following grounds shall constitute “Termination for Cause” for purposes of this Agreement:

(i)	The refusal or neglect of the Employee to perform substantially his employment-related duties;

(ii)	The Employee’s personal dishonesty, incompetence, willful misconduct, or breach of fiduciary duty;

(iii)	The Employee’s conviction of or entering a plea of guilty or nolo contendere (or any applicable equivalent thereof) to a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction) or his willful violation of any other law, rule, or regulation (other than a traffic violation or other offense or violation outside of the course of employment that in no way adversely affects SRA or its reputation or the ability of the Employee to perform his employment related duties or to represent SRA);

(iv)	The material breach by the Employee of any covenant or agreement with SRA, or any written policy or procedure of SRA;

(v)	The Employee’s knowing violation of any state or federal law, rule or regulation in the course of his employment that directly relates to the affairs of SRA; or

(vi)	the Employee’s failure to maintain the Employee’s eligibility for the government clearances required to perform his duties.

(b)	Termination Without Cause by SRA: If SRA terminates the Employee’s employment for any reason other than those set forth in the preceding subsection, such Termination shall constitute “Termination Without Cause.”

(c)	Voluntary Termination by the Employee: The Employee may voluntarily terminate his employment upon at least fourteen (14) days advance written notice.

(d)	Termination for Good Reason by Employee: After the occurrence of a Change in Control (as defined below), the Employee may terminate his employment for “Good Reason” by submitting a written notice of the Employee’s intent to resign pursuant to the occurrence of one of the following events:

(i)	A material adverse change in Employee’s title, position, responsibilities, duties, or compensation;

(ii)	The assignment of duties materially inconsistent with the Executive’s duties as of the date of this Agreement;

(iii)	A material change in the Employee’s principal place of employment such that the Employee’s commuting distance as of the date of this Agreement increases by more than twenty-five (25) miles; or

(iv)	Failure by SRA to obtain written assumption of this Agreement but a purchaser or successor following a Change in Control.

Employee must give SRA written notice of any Good Reason termination of employment within thirty (30) days following Employee’s knowledge of the first occurrence of a Good Reason circumstance set forth above. Such notice must specify which of the circumstances set forth above the Employee is relying upon and the particular action(s) or inaction(s) giving rise to such circumstances. The Good Reason termination shall not be effective if, within ninety (90) days of SRA’s receipt of such notice, SRA remedies the circumstance(s) giving rise to the notice, or if the Employee’s actual Termination Date does not occur within thirty (30) days after the end of the ninety (90) day period provided to SRA to remedy the circumstances giving rise to the notice.

(e)	Death of Employee: Employee’s employment shall cease upon the event of Employee’s Death.

(f)	Disability of Employee: Employee’s employment shall cease, at the option of SRA, upon the event of Employee’s Disability (as defined herein). “Disability” means a physical or mental impairment which prevents the Employee from performing the essential functions of his position, with or without reasonable accommodation, and which has lasted at least 120 consecutive days. A physician selected by the SRA or its insurers shall make the determination of the existence of a Disability, and SRA shall provide Employee with thirty (30) days’ advance written notice of such termination.

(g)	Termination Date: As used in this Agreement, “Termination Date” means (i) if Employee’s employment is terminated under Section 2(a)-2(d) above, the last day of active service provided by Employee; (ii) if Employee’s employment is terminated under Section 2(e) above, the date of the Employee’s death; and (iii) if the Employee’s employment is terminated under Section 2(f) above, the date that is 30 days from the date of the notice sent to the Employee under such Section.

3.	BENEFITS UPON TERMINATION UNDER THIS AGREEMENT:

(a)	Termination for Cause by SRA, Voluntary Termination by Employee, and Death or Disability of Employee: If the Employee’s employment with SRA should terminate under Section 2(a), 2(c), 2(e), or 2(f) above, then Employee shall not be entitled to any benefits under this Agreement.

(b)	Termination Without Cause by SRA: If the Employee’s employment with SRA should terminate under Section 2(b) above, then subject to Section 3(c) and 3(d) the Employee shall receive:

(i)	a cash severance payment equal to the sum of Employee’s annual base salary as of the Termination Date, to be paid in equal installments, less applicable withholding elections and taxes, consistent with the payroll cycle in effect at the time of separation starting on the first payroll date following the twenty-first day following the Effective Date of the Release (as defined below in Section 3(d)) and continuing thereafter for 12 months;

(ii)	an amount equal to the pro-rated portion of the Individual Incentive Compensation (“IIC”) bonus for the year of termination, to be based on an individual performance metric determined by SRA in its sole discretion and an SRA metric determined in accordance with standard practices, pro-rated to reflect the time period of Employee’s service during the bonus performance period, to be paid out in a lump sum at the same time IIC bonuses are paid out to the general population of IIC participants, but no later than 2 1⁄2 months after the end of the calendar year in which such IIC bonuses become payable;

(iii)	up to six (6) months of executive-level outplacement with an outplacement vendor of SRA’s choosing; and

(iv)	if the Employee elects and remains eligible for health, dental and vision insurance coverage in accordance with the Consolidated Omnibus Budget and Reconciliation Act of 1986, as amended (“COBRA”), the employer portion of cost (based on the Employee’s level of health, vision and dental insurance coverages as of the Termination Date) of COBRA premiums for up to twelve (12) months, to be paid directly by SRA.

(c)	Termination Without Cause by SRA Following Change of Control or Termination by Employee for Good Reason Following Change in Control: If the Employee’s employment with SRA is terminated either: (x) by the Employee for Good Reason following a Change in Control pursuant to Section 2(d) above; or (y) by SRA Without Cause under Section 2(b) within the six (6) months following a Change in Control, then, subject to Section 3(d), the Employee shall receive:

(i)	all of the benefits described in Section 3(b) above in the times and manner stated therein; and

(ii)	an amount equal to the target amount of the IIC bonus for the full fiscal year in which termination occurs at an individual metric of 1.0, to be paid out within thirty (30) days following the Effective Date of the Release (as defined below in Section 3(d)).

(d)	Separation Agreement and Release. As a condition to entitlement to any payment under Section 3(b) or 3(c), Employee must execute, deliver to SRA, and not revoke a separation agreement in a form acceptable to SRA which shall include a full general release and waiver of any claims the Employee may hold or purport to hold against SRA and its affiliates, employees, etc., a nondisparagement clause, and an affirmation of any post-employment obligations the Employee may have, within the time frame set forth therein (“Release”); provided, that if the revocation period with respect to such a separation agreement begins in one calendar year and ends in another, payments under Section 3(b) and 3(c) shall begin no earlier than January 1 of the calendar year following the commencement of the revocation period.

(e)	No Other Benefits. Except as stated herein, or as required under the health care continuation provisions of COBRA, Employee shall not be eligible to participate in or accrue any additional benefits from SRA after the Termination Date, including, but not limited to, any other severance or salary continuation, whether under any other agreement or policy or otherwise, the 401(k) Plan, short-term or long-term disability, workers’ compensation or other benefits, except Employee shall remain vested in any portion of Employee’s 401(k) account in which Employee was vested as of the Termination Date.

(f)	Tax Treatment. All payments hereunder shall be subject to tax withholding except where expressly excluded under the Internal Revenue Code of 1986, as amended. Notwithstanding anything to the contrary herein, if a payment or benefit under any provision of this Agreement is due to a “separation from service”, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder (“Section 409A”), and if the Employee is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i) and related procedures of SRA), such payment shall, to the extent necessary to comply with the requirements of Section 409A and Treas. Reg. Section 1.409A-3(i)(2), be made on the later of (a) the date specified by the provisions of this Agreement and (b) the earlier of (x) the date that is six months after the date of the Employee’s separation from service or (y) the Employee’s death.

(g)	Definition of Change in Control.

(i) For purposes of this Agreement, “Change in Control” means a transaction or series of transactions (other than a Public Offering):

(A) involving the sale, transfer, or other disposition for cash by the Providence Entities to one or more persons or entities that are not, immediately prior to such sale, affiliates of the Company or the Providence Entities, of all or substantially all of the Common Stock of the Company beneficially owned by the Providence Entities as of the date of such transaction; or

(B) involving the sale, transfer, or other disposition for cash of all or substantially all of the assets of the Company and the Subsidiaries, taken as a whole, to one or more persons or entities that are not, immediately prior to such sale, transfer, or other disposition, affiliates of the Company or the Providence Entities.

(ii) For purposes of this Agreement, “Company” means SRA International, Inc., a Virginia corporation, and its parents, Sterling Holdco, Inc., a Delaware corporation, and Sterling Parent LLC, a Delaware Limited Liability Company, and any successor thereto.

(iii) For purposes of this Agreement, “Subsidiaries” means any corporations, a majority of whose outstanding voting securities is owned, directly or indirectly, by the Company.

(iv) For purposes of this Agreement, “Public Offering” means a public offering pursuant to an effective registration statement filed with the Securities and Exchange Commission that covers shares of Common Stock that, after the closing of such public offering, will be traded on the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System or any comparable non-U.S. exchange or system.

(v) For purposes of this Agreement, “Providence Entities” means collectively, Providence Equity Partners VI L.P., Providence Equity Partners VI-A L.P., Providence Equity Partners, L.L.C., and any of their affiliates or any other investment fund or similar fund managed or advised by Providence Equity Partners VI L.P., Providence Equity Partners VI-A L.P., or Providence Equity Partners, L.L.C.

4.	NONDISCLOSURE OF PROPRIETARY INFORMATION: The Employee understands that, for purposes of this Agreement, Proprietary Information (“Proprietary Information”) means any and all confidential or proprietary information or trade secrets of SRA, or its subsidiaries, parents, or affiliates (hereinafter “Affiliates”), including, but not limited to, third party information provided to SRA and its Affiliates on a confidential basis, and any confidential or proprietary information of SRA and its Affiliates pertaining to:

(a)

Product and services sales or marketing information such as SRA and its Affiliates technical, management, or cost proposals; bid or proposal information and strategies; capture plans; indirect cost structure rates; product or services plans, specifications, and associated software; price lists; current or potential client information including names, addresses, identifying information, special needs, purchasing practices, relationship history, contracts and sales agreements; and competitive analyses including future market and product direction;

(b)	Corporate information such as strategic business plans; operating and financial plans; business plans; financial reports; cost accounting reports; indirect budgets, proposal budgets; DCAA budget submissions; contract analysis summaries; revenue recognition reports; telephone lists; other employees’ salaries data; administrative policies and procedures; employee rosters; organization charts; and all SRA policies and procedures;

(c)	Technical information including software code and documentation; data mining algorithms and techniques; patterns, thresholds and values; and all forms of research and development, including but not limited to information related to abandoned or failed technologies or products; and

(d)	All information which is not generally known to the public or within the industry or trade in which SRA and its Affiliates competes and that gives SRA and its Affiliates any advantage over its competitors, and all physical embodiments of that information in any tangible form, whether written or machine-readable in nature.

Proprietary Information does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Employee, (ii) was within the Employee’s possession (as proven by the Employee) prior to its being furnished to him by or on behalf of SRA, provided that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, SRA and its Affiliates or any other party with respect to such information, or (iii) becomes available to the Employee on a non-confidential basis from a source other than SRA and its Affiliates or any of its representatives, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, SRA and its Affiliates or any other party with respect to such information. For the duration of and after the termination of the Employee’s employment with SRA, the Employee agrees not to disclose, transfer, remove, copy or use, directly or indirectly, any Proprietary Information for any purpose other than in the performance of his duties for SRA. The Employee understands and agrees that disclosures authorized by SRA for the benefit of SRA must be made in accordance with SRA policies and practices designed to maintain the confidentiality of Proprietary Information. Further, the Employee agrees to use all reasonable measures to prevent the unauthorized use by others of Proprietary Information that he has in his possession or control. The Employee agrees to not use or rely on the confidential or proprietary information or trade secrets of a third party in the performance of his work for SRA except when obtained through lawful means such as contractual teaming agreements, purchase of copyrights, or other written permission for use of such information. The Employee shall obtain prior written consent from an authorized officer of SRA for any article he submits for publication or any public speech he delivers that contains information related to SRA business or that identifies the Employee as a representative of SRA.

5.	NONSOLICITATION; NONDISPARAGEMENT: In consideration of Employee’s eligibility to receive the benefits set forth herein, Employee agrees as follows:

(a)	Employee acknowledges Employee’s continuing obligations under Employee’s Non-Disclosure, Non-Solicitation and Assignment of Inventions Agreement, the Nonqualified Stock Option Agreement, and any other such agreements.

(b)	For a period of twelve (12) months following the Termination Date, Employee shall not, directly or indirectly, on Employee’s own behalf or the behalf of another person or entity: (i) induce or attempt to induce any person employed by SRA and its Affiliates to leave their employment with SRA and its Affiliates; (ii) hire or employ, or attempt to hire or employ, any person employed by SRA and its Affiliates; or (iii) assist any other person or entity in the hiring of any person employed SRA and its Affiliates.

(c)	Employee agrees that, for a period of twelve (12) months following the Termination Date, Employee shall not, directly or indirectly, engage or attempt to engage in providing services to any Customer or Prospective Customer where such services or products are competitive with the services offered by SRA and its Affiliates to the Customer. “Customer” shall mean any division, department, operating unit, group, or other appropriate sub-entity of a government agency (i) to whom Employee, or persons directly or indirectly under Employee’s supervision, provided services (whether as a prime contractor or as a subcontractor to another company) during the twelve (12) month period immediately preceding the Termination Date or (ii) with whom Employee interacted on behalf of SRA or any Affiliate during the twelve (12) month period immediately preceding the Termination Date. For purposes of this Agreement, “Prospective Customer” shall mean any division, department, operating unit, group, or other appropriate sub-entity of a government agency to whom the Employee, at any time during the six month period immediately preceding the Termination Date, was involved in soliciting or making a proposal, on behalf of SRA or any Affiliate, for the provision of services.

(d)	Employee further agrees that, for the term of Employee’s employment and for a period of twelve (12) months following the Termination Date, the Employee shall not undertake to purposefully interfere with the relationship of SRA or any Affiliate with any Customer or Prospective Customer. This means that Employee shall refrain: (i) from making disparaging comments about SRA or any Affiliate, or their respective management or employees to any Customer or Prospective Customer; (ii) from attempting to persuade any Customer or Prospective Customer to cease doing business with SRA or any Affiliate; or (iii) from soliciting any Customer or Prospective Customer for the purpose of providing services competitive with the business of SRA or any Affiliate; or (iv) from assisting any person or entity in doing any of the foregoing.

(e)	Each of the covenants (b) through (d) above is separate and independent, and in the event that one or more of the provisions herein shall be held to be invalid or unenforceable, the parties expressly agree and authorize the court to modify the agreement so as to render such agreement or provision thereof valid enforceable or to sever the unenforceable provision and enforce the remaining the provisions.

6.	WITHHOLDING FUNDS: In the event that the Employee shall owe an obligation of any type whatsoever to SRA at any time during or after the termination of employment hereunder, then, subject to any mandatory provisions of law, the Employee expressly authorizes SRA to withhold or deduct an amount equal to said obligation from any wages due to the Employee back from SRA or any amounts due hereunder. For purposes of this provision, wages shall mean any remuneration, compensation, bonus, commission, and/or fringe benefit provided in return for services provided by the Employee.

7.

SECTION 409A: This Agreement is intended to comply with the requirements of Section 409A (including the exceptions thereto), to the extent applicable, and SRA shall administer and interpret this Agreement in accordance with such requirements. To the extent permitted under Section 409A, each payment (including the provision of taxable benefits) provided under Section 3(b)(ii) and Section 3(c) shall be deemed to be a separate payment for purposes of Section 409A and Treas. Reg. Section 1.409A-2(b), and is intended to be (i) exempt from Section 409A, including, but not limited to, by compliance with the short-term deferral exception as specified in Treas. Reg. Section 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. Section 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. Section 1.409A-3(A), and the provisions of this Agreement shall be administered, interpreted and construed accordingly. If, nonetheless, this Agreement either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A; provided, however, that no such amendment or clarification shall reduce the economic benefit that Employee was to derive from this Agreement prior to such amendment or clarification. Notwithstanding the preceding sentence or any other provision of this Agreement hereof, in no event whatsoever shall SRA be liable for any additional tax, interest or penalties that may be imposed on the Employee by Section 409A or any damages for failing to comply with Section 409A.

8.	ENTIRE AGREEMENT: This Agreement, along with Employee’s Non-Disclosure, Non-Solicitation and Assignment of Inventions Agreement and the Nonqualified Stock Option Agreement, constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior written or oral understandings or agreements of the parties related to the subject matter hereof, except for any post-employment obligations entered into by Employee, which shall remain in full force and effect. The Employee’s obligations under sections 4 and 5 of this Agreement shall survive the expiration or termination of this Agreement. If Employee has signed a Senior Executive Retention Agreement with SRA this Agreement supersedes the Senior Executive Retention Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. No change, modification, amendment or addition shall be valid, unless set forth in writing and signed by the party against whom enforcement of any such change, modification, amendment or addition is assigned.

9.	SEVERABILITY: If any section or clause of this Agreement is held invalid, unenforceable, void, illegal or contrary to public policy, the remaining provisions of this Agreement shall be unaffected and shall remain fully enforceable. The parties hereto shall use best efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of such void or unenforceable provision.

10.	NON-WAIVER: No failure or delay by any party to this Agreement in exercising any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and in addition to any rights or remedies provided by law or available in equity.

11.	SUCCESSORS AND ASSIGNS: All covenants, agreements, representations and warranties set forth in this Agreement are binding on and shall inure to the benefit of the parties hereto, as well as their respective successors, assigns, heirs, representatives, agents and employees. Notwithstanding the foregoing, the Employee expressly acknowledges that SRA has the right to assign this Agreement.

13.	NOTICES: Any notice or communications required or permitted to be given to the parties hereto shall be delivered personally, sent by United States registered or certified mail, postage prepaid and return receipt requested, or sent by overnight or next-day delivery, and addressed or delivered as follows, or at such other addresses the party may have substituted by notice pursuant to this Section:

TO SRA:

SRA International, Inc.

4350 Fair Lakes Court

Fairfax, VA 22033

Attention: President and CEO

TO EMPLOYEE:

Last home address shown on SRA’s records

All such notices or communications shall be deemed to have been received (a) if by personal delivery, on the day of such delivery, (b) if by certified or registered mail, on the fifth business day after the mailing thereof, (c) if by next-day or overnight mail or delivery, on the day delivered.

14.	GOVERNING LAW: This Agreement shall be governed by and subject to the laws of the Commonwealth of Virginia, without regard to Virginia’s choice of law rules, and the parties hereby agree that any and all actions to enforce or seek interpretation of this Agreement shall be subject to the exclusive jurisdiction of the courts of the County of Fairfax, Commonwealth of Virginia, and Employee hereby consents to personal jurisdiction in such court.

15.	COUNTERPARTS: This Agreement may be executed in one or more counterparts, each of which shall for all purposes, be deemed to be an original and all of which when taken together shall constitute the same instrument.

The parties acknowledge that they have read the foregoing Agreement, fully understand its contents, and accept and agree to the provisions it contains and hereby execute it voluntarily and knowingly and with full understanding of its consequences with the opportunity to seek advice of counsel prior to execution.

/s/ Tom Nixon		01/07/2014
Tom Nixon		Date

SRA International, Inc.

By:	/s/ Dr. William Ballhaus	1/13/14
	Dr. William Ballhaus	Date
President and CEO